 As filed with the Securities and Exchange Commission on June 10 , 2003.

Registration No. 333-104415

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 4
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUBURBAN PROPANE PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5984 (Primary Standard Industrial Classification Code Number)	22-3410353 (I.R.S. Employer Identification No.)

240 Route 10 West
Whippany, NJ 07981
(973) 887-5300
(Address, including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Janice G. Meola, Esq.
General Counsel
Suburban Propane Partners, L.P.
240 Route 10 West
Whippany, NJ 07981
(973) 887-5300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Stephen H. Cooper, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Paul Jacobs, Esq. Neil Gold, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

       The purpose of this Amendment No. 4 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16 of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

      All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution

      The expenses to be paid by Suburban in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission registration fee	$5,665
NASD filing fee	7,500
Legal fees and expenses	175,000	*
Accounting fees and expenses	100,000	*
Printing expenses	175,000	*
Transfer agent fees & expenses	2,500
Miscellaneous	34,335	*

Total	$500,000	*

* Estimated amounts.

Item 15. Indemnification of Directors and Officers

      Our partnership agreement provides that Suburban will indemnify (i) the members of the Board of Supervisors or the members of the Board of Supervisors of the Operating Partnership or any subsidiary of the Operating Partnership, (ii) the general partner, (iii) any departing partner, (iv) any person who is or was an affiliate of the general partner or any departing partner, (v) any person who is or was a member, partner, director, officer, employee, agent or trustee of Suburban, the Operating Partnership or any subsidiary of the Operating Partnership, (vi) any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or (vii) any person who is or was serving at the request of the Board of Supervisors, the general partner or any departing partner or any affiliate of the general partner or any departing partner as a member, partner, director, officer, employee, partner, agent, fiduciary or trustee of another person (''Indemnitees''), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees, expenses and other disbursements), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Suburban and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Suburban, and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Suburban to enable it to effectuate, such indemnification. Suburban is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Suburban's activities, regardless of whether Suburban would have the power to indemnify such person against such liabilities under the provisions described above.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and/or persons controlling the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit No.		Description
1.1	—	Form of Underwriting Agreement.†
2.1	—	Recapitalization Agreement dated as of November 27, 1998 by and among Suburban, the Operating Partnership, the general partner, Millennium Chemicals, Inc. and Suburban Energy Services Group LLC (filed as Exhibit 2.1 to Suburban's Current Report on Form 8-K filed December 3, 1998).**
3.1	—	Second Amended and Restated Agreement of Limited Partnership of Suburban Propane Partners, L.P. dated as of May 26, 1999 (filed as Exhibit 3(a) to Suburban's Quarterly Report on Form 10-Q filed August 10, 1999).**
3.2	—	Second Amended and Restated Agreement of Limited Partnership of Suburban Propane, L.P. dated as of May 26, 1999 (filed as Exhibit 3(b) to Suburban's Quarterly Report on Form 10-Q filed August 10, 1999).**
5.1	—	Opinion of Weil, Gotshal & Manges LLP as to the legality of the securities registered hereby.†
8.1	—	Form of opinion of Weil, Gotshal & Manges LLP as to tax matters.
21.1	—	Listing of Subsidiaries of Suburban (filed as Exhibit 21.1 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).**
23.1	—	Consent of Independent Accountants.†
23.2	—	Consent of Weil, Gotshal & Manges LLP (to be included in the Opinion filed as Exhibit 5.1).†
23.3	—	Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 8.1).
24.1	—	Power of Attorney (included on signature page to Registration Statement).†

*	To be subsequently filed by amendment.
**	Incorporated by reference.
†	Previously filed.

Item 17. Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whippany, State of New Jersey, on June  10 , 2003.

SUBURBAN PROPANE PARTNERS, L.P.

By:	* Mark A. Alexander President, Chief Executive Officer and Appointed Supervisor

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Mark A. Alexander	President and Chief Executive Officer; Appointed Member of the Board of Supervisors (Principal Executive Officer)	June 10 , 2003
* Robert M. Plante	Vice President—Finance (Principal Financial Officer)	June 10 , 2003
* Michael J. Dunn, Jr.	Senior Vice President—Corporate Development; Appointed Member of the Board of Supervisors	June 10 , 2003
* John Hoyt Stookey	Elected Member and Chairman of the Board of Supervisors	June 10 , 2003
* Harold R. Logan, Jr.	Elected Member of the Board of Supervisors	June 10 , 2003
* Dudley C. Mecum	Elected Member of the Board of Supervisors	June 10 , 2003
/s/ MICHAEL A. STIVALA Michael A. Stivala	Controller (Principal Accounting Officer)	June 10 , 2003
*By: /s/ JANICE G. MEOLA Janice G. Meola Attorney-in-fact